NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Treasurer & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Announces Quarterly Cash Dividend
First Common Stock Dividend Set at $0.08 Per Share
HILLSBORO, Ore., June 7, 2012 - FEI Company (NASDAQ: FEIC) announced that its board of directors approved the initiation of quarterly cash dividends to its shareholders and declared the first cash dividend in the company's history.
A quarterly dividend of $0.08 per share of common stock will be paid on July 24 to all shareholders of record as of the close of business on July 11. The timing and amounts of future dividends are subject to determination and approval by FEI's board.
"A quarterly cash dividend, combined with our ongoing stock repurchase program, underscores our commitment to enhance shareholder value," said Don Kania, president and CEO of FEI. "With nearly $400 million in cash and investments and our history of accelerating cash generation, we believe FEI has the financial strength to invest in the business for continued growth, make selective acquisitions and return cash to our shareholders.”
About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications across many industries: materials science, life sciences, semiconductors, data storage, natural resources and more. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,200 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.
Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding FEI's plans to pay quarterly dividends and its ability to fund dividends, an ongoing share repurchase program, additional company growth and selective acquisitions. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in sales due to global economic conditions, geopolitical risks or other reasons; changes in tax laws applicable to cash dividends or share repurchases; unexpected significant costs related to additional merger and acquisition activity; unexpected costs which reduce operating margins and unexpected uses of cash for working capital or other operating purposes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.